Exhibit 99.1

QKL Stores Inc. Announces First Quarter 2014 Financial Results

— 1Q14 Revenue Decreased by 11.4% to $86.0 million from $97.1 million in 1Q13—

— 1Q14 Gross Profit Decreased by 12.0% to $14.7 million from $16.6 million in 1Q13 –

Daqing, China, May 15, 2014 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the first quarter ended March 31, 2014.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We opened two hypermarkets in the first quarter, and finished the first quarter operating a total of 47 stores, comprised of 27 supermarkets, 16 hypermarkets and 4 department stores. As our new store opening plan slows for 2014, the two more new stores are going to open in the second half of the year, we expect our profitability to improve as we benefit from our improving new store sales, increased same store sales at existing stores and reduced store opening and promotional expenses.”

“We were also pleased with the improvement of our operating cash flows in the first quarter due to a reduction in inventory after the peak Chinese New Year season and a decrease in other receivables attributable to cash recovery from our vendors after the busy holiday season. We are pleased with our execution in the first quarter and are setting the stage for increased top and bottom line growth in the coming quarters.”

First Quarter 2014 Financial Results

Revenue decreased by $11.1 million, or 11.4%, to $86.0 million for the three months ended March 31, 2014 from $97.1 million for the three months ended March 31, 2013. Same store sales represents sales from stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2013. Same store (45 stores) sales generated approximately $81.8 million in sales in the first quarter of 2014, a decrease of $12.6 million, or 13.3% compared with $94.4 million in net sales in the first quarter of 2013. New store sales increased, reflecting the opening of two new stores since January 1, 2013. The stores generated approximately $4.2 million in sales in the first quarter of 2014. The number of stores including supermarkets/hypermarkets and department stores at March 31, 2014 was 47 versus 46 at March 31, 2013.

Gross profit decreased by $1.9 million, or 12.0%, to $14.7 million, or 17.1% of net sales, in the first quarter of 2014 from $16.6 million, or 17.1% of net sales, in the first quarter of 2013. The change in gross profit was primarily attributable to a decrease in net sales of $11.1 million in the first quarter of 2014 compared to the first quarter of 2013. We believe that our gross margin is likely to be between 16.8% and 17.3%, over the next few business quarters. New stores tend to be less profitable during their early months of operation. In addition, China’s retail industry in general, and its supermarket industry in particular, are becoming more competitive every year. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices in order to increase our market share and long-term sales volume.

Selling expenses were $13.3 million, or 15.4% of net sales, in the first quarter of 2014, and $13.3 million, or 13.7% of net sales, in the first quarter of 2013. The change in selling expenses was immaterial in the three months ended March 31, 2014 compared to the same period in 2013.

Our net loss for the first three months of 2014 was $3.1 million, or $2.01 per diluted share, from net income of $0.4 million, or $0.27 per diluted share in the prior year period. The number of shares used in the computation of diluted EPS was 1,522,326 and 1,510,828 for the first three months of 2014 and 2013, respectively.

At March 31, 2014, we had $30.2 million of cash compared to $32.5 million at March 31, 2013.

Conference Call

The Company will conduct a conference call to discuss its first quarter 2014 results on Thursday, May 15, 2014 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2455. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10014237.

Participant Dial In (Toll Free):	1-877-870-4263

Participant International:	1-412-317-0790

Canadian Dial In (Toll Free):	1-855-669-9657

China (N) Toll Free:	4001-201203

China (S) Toll Free:	4001-201203

Hong Kong Toll Free:	800-905945

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations
+86-459-460-7987

(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash	$30,202,971	$9,245,212
Restricted cash	8,598,008	8,668,882
Accounts receivable	313,906	557,745
Inventories	53,880,184	64,724,923
Other receivables	19,562,646	21,979,152
Prepaid expenses	6,315,204	9,915,479
Advances to suppliers	5,589,121	7,822,660
Income taxes receivables	1,725,573	1,739,773
Deferred income tax assets – current portion	2,765,569	2,788,918
Total current assets	128,953,182	127,442,744
Property, plant and equipment, net	38,365,069	40,247,576
Land use rights, net	705,134	718,337
Deferred income tax assets – non-current portion	66,956	66,956
Other assets	17,168	17,276
Total assets	$168,107,509	$168,492,889
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$43,799,883	$40,889,761
Accounts payable	30,898,432	35,840,964
Cash card and coupon liabilities	22,634,708	18,465,030
Customer deposits received	656,549	984,308
Accrued expenses and other payables	20,340,192	18,827,472
Total current liabilities	118,329,764	115,007,535
Total liabilities	118,329,764	115,007,535

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 shares at March 31, 2014 and December 31, 2013	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 shares at March 31, 2014 and December 31, 2013	5,294	5,294
Additional paid-in capital	93,439,972	93,337,957
Retained earnings – appropriated	8,329,586	8,329,586
Retained earnings	(65,202,245)	(62,145,794)
Accumulated other comprehensive income	13,203,616	13,956,789
Total shareholders’ equity	49,777,745	53,485,354
Total liabilities and shareholders’ equity	$168,107,509	$168,492,889

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)
	Three Months Ended March 31,
	2014	2013

Net sales	$86,032,676	$97,057,191
Cost of sales	71,300,517	80,417,743
Gross profit	14,732,159	16,639,448

Operating expenses:
Selling expenses	13,280,183	13,324,213
General and administrative expenses	3,233,410	2,518,336
Total operating loss	16,513,593	15,842,549

(Loss) income from operations	(1,781,434)	796,899

Non-operating expense:
Interest income	230,098	193,573
Interest expense	(1,499,243)	(297,608)
Total non-operating loss	(1,269,145)	(104,035)

(Loss) income before income taxes	(3,050,579)	692,864

Income taxes	5,872	289,594

Net (loss) income	(3,056,451)	403,270

Comprehensive income statement:
Net (loss) income	(3,056,451)	403,270
Foreign currency translation adjustment	(753,173)	1,185,780
Comprehensive (loss) income	$(3,809,624)	$1,589,050

Basic (loss) earnings per share of common stock	$(2.01)	$0.27
Diluted (loss) earnings per share	$(2.01)	$0.27

Weighted average shares used in calculating (loss) earnings per common stock – basic	1,522,326	1,476,735
Weighted average shares used in calculating (loss) earnings per common stock – diluted	1,522,326	1,510,828

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,056,451)	$403,270
Depreciation	1,646,376	1,678,164
Amortization	7,383	8,036
Share-based compensation	102,014	204,117
Deferred income tax	-	(464,414)
Loss on disposal of fixed assets	-	25,491
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	241,021	429,824
Inventories	10,390,643	16,601,846
Other receivables	2,167,725	537,181
Prepaid expenses	3,544,791	1,776,872
Advances to suppliers	2,185,374	6,062,785
Accounts payable	(4,683,343)	(5,286,996)
Cash card and coupon liabilities	4,352,101	2,683,392
Customer deposits received	(322,039)	1,976,833
Accrued expenses and other payables	1,423,767	(2,453,301)
Income taxes payable	(25)	85,795
Net cash provided by operating activities	17,999,337	24,268,895

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(81,623)	(350,987)
Net cash used in investing activities	(81,623)	(350,987)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan borrowing	3,268,054	-
Net cash used in financing activities	3,268,054	-

Effect of foreign currency translation	(228,009)	61,898

Net increase in cash	21,185,768	23,917,908
Cash – beginning of period	9,245,212	8,479,413
Cash – end of period	$30,202,971	$32,459,219

Supplemental disclosures of cash flow information:
Interest paid	$1,499,243	$297,608
Income taxes paid	$5,847	$203,799